Pricing Supplement Dated October 26, 2001       Rule 424(b)(3)
(To Prospectus dated June 18, 2001 and          File Nos. 333-62516,
Prospectus Supplement dated July 20, 2001)      333-62516-01, 333-62516-02,
                                                333-62516-03, 333-62516-04
THE BANK OF NEW YORK COMPANY, INC.

Senior Medium-Term Notes Series D
(U.S. $ Floating Rate)
_________________________________________________________________

Trade Date: October 26, 2001            Original Issue Date: October 30, 2001
Principal Amount: $100,000,000          Net Proceeds to Issuer: $99,960,000
Issue Price: 99.96%                     Agent's Capacity:
Selling Agent's                         x Principal Basis      Agency Basis
Commission/Discount: 0.04%
Interest Rate: 3-Month Libor plus 7     Interest Payment Date:
   basis points resets quarterly        Quarterly on the 30th day of October,
   2 prior business days per            January, April and July commencing
   Telerate page 3750                   January 30, 2002
Maturity Date: October 30, 2003

__________________________________________________________________
Form:       x     Book Entry
                  Certificated

Redemption:
            x     The Notes cannot be redeemed prior to maturity
                  The Notes may be redeemed prior to maturity


      Initial Redemption Date: N/A

      Initial Redemption Percentage: N/A

      Annual Redemption Percentage Reduction: N/A

Repayment:

           x      The Notes cannot be repaid prior to maturity
                  The Notes can be repaid prior to maturity at the option of the holder of the Notes

      Optional Repayment Date:   N/A

      Optional Repayment Price:  N/A

Discount Note:     Yes      x   No

The defeasance and covenant defeasance provisions of the Senior Indenture described under "Description of Senior Debt Securities and Senior Subordinated Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being Purchased by Salomon Brothers (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Medium-Term Notes." The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $99,960,000.

                                Salomon Brothers